Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan, the 2004 Employee Stock Purchase Plan and the 2010 Employment Inducement Award Plan of Dynavax Technologies Corporation of our reports dated March 4, 2009, with respect to the consolidated financial statements of Dynavax Technologies Corporation, and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 6, 2010